EXHIBIT 2

                      LETTER AGREEMENT WITH ARABELLA S.A.


 February 27, 1997

 Mr. Mark A. Speizer
 514 Roehampton Road
 Hillsborough, California  94010

 Re:  $4,200,000 Loan from Arabella S.A. to Mark A. Speizer

 Dear Mr. Speizer:

 Reference is made to that certain Credit Agreement dated as of May 31, 1996 (the "Credit Agreement"), by and between Mark A. Speizer, an individual (the "Borrower"), and Arabella S.A., a company organized under the laws of Luxembourg (the "Lender"), and that certain Promissory Note dated May 31, 1996 (the "Promissory Note" and together with the Credit Agreement, the "Credit Documents"). As of the date hereof, the Borrower owes an aggregate principal sum of $3,867,491.06 pursuant to the Credit Documents, which sum has accrued interest which is due and not yet paid in the amount of $266,547.29. Borrower may also borrow additional amounts pursuant to the Credit Documents, which will accrue interest at the rate set forth in the Credit Documents. This letter agreement (the "Agreement") confirms our agreement with respect to the repayment of all obligations (including any additional amounts owing on the date "Payment" as defined below is made) owed by the Borrower to the Lender under the Credit Documents (the "Debt"). This Agreement modifies the Credit Agreement and the Promissory Note to the extent set forth herein. The Lender and the Borrower hereby agree as follows:

 1. The Lender agrees to accept as payment in full of the Debt at maturity the sum of Two Million Dollars ($2,000,000) in cash and Three Hundred Thousand (300,000) shares of the common stock (the "Shares") of National Insurance Group, a California corporation, as such number may be adjusted for any additions to or reductions from such Shares occurring through the date the payment is made because of a subdivision or combination of such Shares into a smaller or larger number of shares plus any securities paid by dividend, spin-off or otherwise on National Insurance Group common stock following the date of this Agreement but prior to the date the Payment is made (collectively, the "Payment").

 2. Upon receipt of the Payment by the Lender, (i) the Debt shall be deemed paid in full, (ii) the Lender shall promptly return the original Note marked "PAID IN FULL" to the Borrower, and (iii) the Credit Agreement shall be deemed terminated and the Borrower shall have no further obligations under the Credit Documents.

 3. The Lender and the Borrower agree that the value of the Payment is equal to the amount of the Debt.

 4. The maturity date of the Note shall be and hereby is extended to June 30, 1997.

 5. The Lender hereby represents that it is acquiring the Shares solely for the Lender's own account, for investment purposes only, and not with a view to distribution, selling, or otherwise disposing of the Shares.

 6. The Lender acknowledges that the Shares will be acquired in a private transaction from an affiliate of National Insurance Group and acknowledges and agrees that such Shares may not be resold without an effective registration statement under the Securities Act of 1933, as amended and restated, or in reliance on an exemption therefrom.

 7. The Lender hereby acknowledges that it is a sophisticated investor and is capable of evaluating the merits and risks of this Agreement and of protecting its own interests in connection with this transaction, and that it has made whatever inquiry is necessary or appropriate under the circumstances in deciding to enter into this Agreement and to perform its obligations hereunder.

 8. The Borrower represents and warrants that, as of the date of delivery of the Shares to Lender, Borrower owns all right, title and interest in and to, and has good, marketable and transferable title to, the Shares, free of any liens, claims or encumbrances. THE BORROWER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SHARES.

 9. Lender has been provided a copy of the Purchase and Sale Agreement ("Purchase Agreement") to be entered into between Borrower and Scorpion Acquisition, LLC. Lender acknowledges and consents to the execution and delivery of the Purchase Agreement and to the transactions contemplated by the Purchase Agreement, and waives any rights it may have to with respect to the Purchase Agreement or the transactions contemplated therein.

 The Lender and the Borrower agree further that this Agreement (i) sets forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous written and oral discussions, negotiations and commitments with respect to such subject matter, (ii) may not be modified, amended, changed or supplemented, and no provision hereof may be waived, unless the same is in writing and signed by the party (or parties) sought to be bound thereby, (iii) may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, (iv) is intended to be solely for the benefit of the parties hereto and no other person or entity shall be entitled to rely on any term or provision hereof or otherwise derive any right or benefit hereunder, (v) is binding on the parties hereto, and their respective successors, permitted assigns and legal representatives and (vi) shall be governed by California law without respect to the conflicts of laws provisions thereof. Executed facsimiles of correspondence, agreements or other instruments shall be legally effective and binding on the applicable party (or parties).

 If the foregoing correctly sets forth our agreement, please date and execute both this Agreement and the enclosed copy in the appropriate spaces below and return this Agreement to the Lender; the other copy is for your records.

 Sincerely,

 ARABELLA S.A.

 /S/ROBERT TUCKER
 By:  Robert Tucker
 Its:  Attorney-in-Fact

                                    ACKNOWLEDGED AND AGREED TO:

                                    /S/MARK A. SPEIZER
                                    Mark A. Speizer
                                    Date: February 27, 1997